EXHIBIT 10.19

QUANEX CORPORATION

OTHER STOCK-BASED AWARD AGREEMENT

<<Full Name>>
Grantee

Date of Award:	<< >>
Number of Shares:	<< >>

AWARD OF STOCK

The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, that number of shares (the “Shares”) of the Company’s Common Stock, $0.50 par value per share (the “Common Stock”), set forth above. Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.

The Shares that are awarded hereby to you are not subject to any forfeiture restrictions.

To the extent that the receipt of the Shares of Restricted Stock results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the Shares awarded hereby or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

The Shares awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

The Company shall cause the Shares to be issued to you, and such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law). The Shares are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

In accepting the award of Shares set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX CORPORATION

Raymond Jean – Chief Executive Officer

Executive/Employee